Exhibit 10.17

Exclusive Sales Agency Agreement

This agreement is made and entered into by and between the following parties on October 11, 2010 in Haidian District, Beijing.

Party A:	Weibo Internet Technology (China) Co., Ltd.

Address:	Room 701, No. 10 Haidian North Second Street, Haidian District, Beijing

Party B:	Beijing Weimeng Technology Co., Ltd.

Address:	Room 1916, No. 58 West Section of the North 4th Ring Road, Haidian District, Beijing

Whereas:

(1) Party A is a limited liability company incorporated in the People’s Republic of China (hereinafter the “PRC”) and valid existing, principally engaged in technology development and technical service business of computer, Internet and wireless value added telecommunication business;

(2) Party B is a limited liability company registered in Beijing China, principally engaged in Internet information service, online advertising and technical service business;

(3) For the purpose of business operation, Party B decides to empower Party A as its exclusive sales agent for all its products and services, and Party A agrees to act as the exclusive sales agent of Party B.

NOW, THEREFORE, the parties, through friendly consultation, hereby agree as follows in respect of the specific issues concerning the sales agency service provided by Party A to Party B:

1.	Definition and Interpretation

1.1 “Internet Information Service Business” means the business to provide web users with various information services via Internet, including but not limited to, search engines, online publishing, online games, E-mail and website construction.

1.2 “Mobile Value-added Telecommunication Business” means the business to provide mobile users with value-added services such as mobile information service and positioning service via the service platform connected to the mobile network.

1.3 “Online Advertising Business” means the business to publish online advertisements via Internet for customers.

2.	Exclusive Agent

2.1 Party B agrees that Party A has the right to act as the exclusive sales agent for all products and services of Party B, unless Party A waives the right or Party A objectively is unable to act as the sales agent for certain product or service of Party B due to statutory provisions or restrictions of its own resources, the selling of any product or service of Party B by any means or in any territory must be conducted through the agency of Party A on an exclusive basis.

2.2 To the extent that Party A objectively is unable to act as the sales agent for certain product or service of Party B, Party B agrees that the agency for such product or service shall be conducted by an appropriate third party solely appointed by Party A.

2.3 Party A has the right to develop sub-agents in the territory of its agency, provided that the rights to which such sub-agents are entitled shall not exceed the rights of Party A.

2.4 Party B further agrees, in case Party A deems necessary, Party A has the right to appoint a third party to replace Party A to act as the sales agent of products and services of Party B.

2.5 Without prior written consent of Party A, Party B shall not have any third party other than Party A to sell or participate to sell any product or service of Party B by any means, including but not limited to agency.

3.	Product Agency

3.1 Party A has the right to act as the exclusive agent to sell all products and services of Party B, including but not limited to the following which is operated by Party B:

3.1.1 all products and services in connection with the Internet Information Service Business;

3.1.2 all products and services in connection with the Mobile Value-added Telecommunications Business;

3.1.3 all products and services in connection with the Online Advertising Business;

3.1.4 other products and services that Party B is introducing at present or in the future.

4.	Territory

4.1 The territory for agency under this Agreement includes both the territory in the geographical sense and the territory of virtual space. The territory in the geographical sense means any territory within the People’s Republic of China. The territory of virtual space means TV, Internet, mobile communication network and any other distribution network, i.e., the selling of products or services of Party B via TV, Internet, mobile communication network and any other distribution network (including, but not limited to TV shopping, online shopping, mobile shopping, etc.) shall be conducted by Party B on an exclusive basis.

5.	Term

5.1 The term for the agency under this Agreement commences since the Agreement becomes effective until Party B dissolves according to law.

6.	Pricing

6.1 The retail price for any product or service of Party B shall be determined by both parties, in case any adjustment is needed, such adjustment shall also be determined by both parties.

6.2 In relation to any product or service of Party B, the price that Party A is entitle for agency in any case shall not exceed 40% of the retail price of such product or service (for example, if the retail price of a certain product/service of Party B is RMB 100, then the agency price to Party A shall not be higher than RMB 40, exclusive of agency expenses), or 110% of the cost of production of such product or service (for example, if the cost of production of a certain product/service of Party B is RMB 10, then the agency price to Party A shall not be higher than RMB 11), whichever is lower.

7.	Sales Support

7.1 Party B may give assistance to Party A in marketing campaigns in its online and offline advertisings.

7.2 Party B shall furnish Party A with necessary advertising material in connection with selling of products or services of Party A.

7.3 The after-sale services for products or services of Party B shall be borne by Party B. Party A shall be responsible for settling any dispute caused by the fault of Party A and for corresponding liabilities on its own discretion.

8.	Implementation

8.1 Both parties agree to enter into the specific sales agency agreement in respect of each detailed product or service of Party B in which the detailed agency method, agency price, payment of agency expenses and other relevant issues shall be stipulated in accordance with the principles established by this Agreement.

9.	Confidentiality

9.1 Either Party shall keep confidential of, and without the written consent of the other Party may not disclose, give or transfer to any third party, any confidential data and information (hereinafter the “Confidential Information”) known to it or obtained by it in connection with the execution or performance of this Agreement.

9.2 Either Party shall at the request of the other Party, return to the other Party, or destroy, or dispose of otherwise, in each case as requested by the other Party, and may not continue to use, any document, data or software that contains any Confidential Information of the other Party.

9.3 The obligations of the Parties under this Section shall survive any termination of this Agreement. After the termination of this Agreement, each Party shall continue to comply with the confidentiality provisions and perform its confidentiality obligations hereunder until the other Party agrees to release it from such obligations or the other Party will not as a matter of fact, be harmed in any way by any violation of the confidentiality provisions hereunder.

10.	Tax

10.1 Each Party shall pay taxes to the competent tax authorities in accordance with applicable PRC laws and policies.

10.2 In the event that either Party pays any tax on behalf of the other Party, the paying Party shall deliver the relevant tax receipt to the taxable Party and the taxable Party shall, within seven (7) as from its receipt of such tax receipt, pay the paying Party an amount equal to the tax so paid.

11.	Representation, Undertaking and Warranty

11.1 Each Party hereby represents, undertakes and warrants to the other Party as follows:

11.1.1 it is a company duly established and validly existing;

11.1.2 it has the qualification to perform the transaction contemplated hereunder and such transaction is covered under its scope of business;

11.1.3 it has the full power to execute this Agreement and its authorized representative has been fully authorized to execute this Agreement on its behalf;

11.1.4 it has the capacity to perform its obligations hereunder and such performance by it does not violate any restriction in any legal document binding upon it; and

11.2 It is not subject to any liquidation, dissolution or bankruptcy proceedings.

12.	Default Liability

12.1 Any direct or indirect breach by either Party of any provision in this Agreement, or any failure of either Party to assume at all or to assume in time and in full any of its obligations under this Agreement shall constitute a default hereunder. In such case, the non-defaulting Party (the “Non-defaulting Party”) shall notify the defaulting Party (the “Defaulting Party”) in writing to cure its breach and take adequate, effective and timely measures to eliminate the effect of such breach and indemnify the Non-defaulting Party against any and all the losses caused by such breach.

12.2 Upon the occurrence of any breach which in the reasonable and objective judgment of the Non-defaulting Party has rendered it impossible or unfair for the Non-defaulting Party to perform its respective obligations hereunder, the Non-defaulting Party shall have the right to notify the Defaulting Party in writing that the Non-defaulting Party will suspend its performance of its respective obligations hereunder until the Defaulting Party has ceased such breach, taken adequate, effective and timely measures to eliminate the effect of such breach and indemnified the Non-defaulting Party against any and all the losses caused by such breach.

12.3 The losses of the Non-defaulting Party caused by the breach of the Defaulting Party that are indemnifiable by the Defaulting Party shall include the direct economic losses and any and all foreseeable indirect losses and incidental expenses, including without limitation, attorney fees, litigation and arbitration costs, financial expenses and travelling expenses.

13.	Force Majeure

13.1 A “Force Majeure Event” means an event that is beyond the reasonable control of, or unforeseeable or even if foreseeable but unavoidable by the Parties, and would prevent, affect or delay the performance by either Party of its respective obligations hereunder, including without limitation, a governmental act, natural disaster, war, hacker attack or any other similar event.

13.2 The Party affected by a Force Majeure Event may suspend the performance of the obligation hereunder that is rendered unable to be performed due to the occurrence of such Force Majeure Event until the elimination of the effect of such Force Majeure Event, without any liabilities therefor; provided, however, that such Party shall try its best endeavors to overcome such Force Majeure Event and mitigate the adverse effect thereof.

13.3 The Party affected by a Force Majeure Event shall provide the other Party with legal certificate issued by a notary public office or any other appropriate authority located in the place where such event occurs to demonstrate the occurrence of such Force Majeure Event. Failure to provide such certificate shall entitle the other Party to bring a claim against the Party affected by such Force Majeure Event for the assumption of default liabilities.

14.	Effectiveness, Amendment and Termination

14.1 This Agreement shall take effect upon being signed by and affixed with the seal hereunto by the authorized representatives of the Parties until the term of agency expires.

14.2 Unless otherwise specified herein, upon the occurrence of any of the following events to Party B, Party A shall have the right to forthwith terminate this Agreement on a unilateral basis by a written notice to Party B at any time:

14.2.1 Party B commits a breach hereunder, and within thirty (30) days after the written notice of breach from Party A, fails to cure such breach, to take adequate, effective and timely measures to eliminate the effect of such breach and to indemnify Party A against any and all the losses caused by such breach;

14.2.2 Party B becomes bankrupt or has entered into liquidation proceedings which have not been cancelled within seven (7) days; or

14.2.3 Party B is rendered unable to perform this Agreement for more than twenty (20) consecutive days as a result of a Force Majeure Event.

14.3 Notwithstanding the aforesaid provisions, Party B agrees that Party A shall have the right to terminate this Agreement prior to the expiration at any time by twenty (20) days written notice without any reason.

14.4 Any premature termination of this Agreement shall not affect any right or obligation of either Party accrued hereunder prior to such termination.

15.	Serve of Notice

15.1 Any notice relating to this Agreement from one Party to the other shall be in writing and delivered (i) in hand, by fax, telegraph, telex, or email, and deemed to have been properly received on the date of delivery, or (ii) by registered mail (postage prepaid) or EMS, and deemed to have been properly received three (3) days after being delivered to the postal service.

16.	Disputes Resolution

16.1 Any dispute between the Parties in relation to the interpretation or performance of any provision hereunder shall be resolved through amicable consultations between the Parties.

16.2 Any dispute fails to be so resolved through such consultations shall be referred to China International Economic and Trade Arbitration Commission (the “Commission”) for arbitration in accordance with its then effective arbitration rules. The arbitration proceedings shall be conducted in Beijing in Chinese. An arbitral award by the Commission shall be final and binding upon both Parties.

16.3 The conclusion, effectiveness, performance, interpretation and dispute resolution shall be governed by the laws of the PRC.

17.	Miscellaneous

17.1 This Agreement shall be executed in two (2) counterparts with equal legal force and effect, with one (1) for each Party.

17.2 Headings herein are inserted for ease of reference only and shall not affect the interpretation of any provision herein.

17.3 The Parties may amend and supplement this Agreement by written agreements. Any amendment or supplement to this Agreement executed by and between the Parties shall constitute an integral part hereof and shall have the equal legal force herewith.

17.4 In case any provision in this Agreement is or becomes invalid or unenforceable in whole or in part due to noncompliance with any law or governmental regulation or otherwise, the part of such provision affected thereby shall be deemed to have been deleted from this Agreement; provided, however, that such deletion shall not affect the legal force and effect of any other part of such provision or any other provision in this Agreement. In such case, the Parties shall negotiate for a new provision to replace such invalid or unenforceable provision.

17.5 Unless otherwise specified herein, any failure of either Party to exercise or any delay of either Party in the exercise of any of its rights, powers or privileges hereunder shall not be deemed as a waiver of the exercise of such right, power or privilege. Any single or partial exercise of any right, power or privilege shall not prejudice the exercise of any other right, power or privilege.

17.6 This Agreement shall constitute the entire agreement between the Parties in respect of the subject matter of the cooperation project, and shall supersede any and all the prior or contemporaneous agreements, understandings and communications, oral or written, between the Parties in respect of the subject matter of the cooperation project. Except as expressly provided herein, there does not exist any express or implicit obligation or undertaking between the Parties.

17.7 Any matter not covered hereunder shall be subject to further negotiations between the Parties.

/s/ Weibo Internet Technology (China) Co., Ltd.	/s/ Beijing Weimeng Technology Co., Ltd.